FOR IMMEDIATE RELEASE	June 8, 2015
Contact: Susan M. Jordan 732-577-9997

UMH PROPERTIES, INC. CONTRACTS TO

ACQUIRE SIX MANUFACTURED HOME COMMUNITIES

FREEHOLD, NJ, June 8, 2015…………..UMH Properties, Inc. (NYSE: UMH) announced today that it has entered into a definitive agreement to acquire six manufactured home communities for approximately $68.6 million. These six all-age communities contain a total of approximately 2,200 developed homesites. The communities are located in Indiana, Ohio and Michigan.

This transaction is expected to be completed in two tranches, the first during the third quarter of 2015, and the second during the fourth quarter of 2015.  This acquisition is subject to due diligence and other customary closing conditions and therefore there can be no assurance that this acquisition will take place during 2015 or at all.

UMH Properties, Inc., which was organized in 1968, is a public equity REIT that owns and operates ninety-two manufactured home communities containing approximately 15,700 developed homesites. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana, and Michigan. In addition, the Company owns a portfolio of REIT securities.

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